Exhibit 99.1

News Release	Beam Inc. 510 Lake Cook Road Deerfield, Illinois 60015-4964 www.beamglobal.com

FOR IMMEDIATE RELEASE

CONTACT
Media Relations	Investor Relations
Clarkson Hine	Tony Diaz
+1-847-444-7515	+1-847-444-7690
Clarkson.Hine@beamglobal.com	Tony.Diaz@beamglobal.com

BEAM ANNOUNCES U.S. REGULATORY CLEARANCE FOR PROPOSED

ACQUISITION BY SUNTORY HOLDINGS

Deerfield, IL, March 5, 2014 – Beam Inc. (NYSE: BEAM) today announced that the U.S. Federal Trade Commission has granted early termination of the Hart-Scott-Rodino Act waiting period to review the proposed acquisition of Beam by Suntory Holdings.

“This is another important step towards completing the acquisition of Beam for $83.50 per share, and the transaction remains on track to close in April,” said Matt Shattock, president and chief executive officer of Beam Inc.

The transaction remains subject to regulatory clearance in the European Union, the approval of Beam stockholders and customary closing conditions. A special meeting of Beam stockholders has been scheduled for Tuesday, March 25, 2014 to consider and vote on the transaction.

The proposed acquisition of Beam by Suntory Holdings was announced on January 13th.

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About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the company’s brands, including Jim Beam Bourbon, Maker’s Mark Bourbon, Sauza Tequila, Pinnacle Vodka, Canadian Club Whisky, Courvoisier Cognac, Teacher’s Scotch Whisky, Skinnygirl Cocktails, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, Laphroaig Scotch Whisky, Kilbeggan Irish Whiskey, Larios Gin, Whisky DYC and DeKuyper Cordials. Beam is focused on delivering superior performance with its unique combination of scale with agility

BEAM ANNOUNCES U.S. REGULATORY CLEARANCE FOR PROPOSED ACQUISITION BY SUNTORY HOLDINGS, PAGE 2

and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,200 passionate associates worldwide generated 2013 sales of $2.55 billion (excluding excise taxes), volume of 37 million 9-liter equivalent cases and some of the industry’s fastest growing innovations.

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

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